EXHIBIT 2.21

SECOND AMENDMENT

TO THE

COOPERATION AND SUPPORT AGREEMENT

BETWEEN

TELECOM ITALIA S.p.A.

AND

TIM CELULAR S.A.,

TIM NORDESTE S.A.

AND

TIM PARTICIPAÇÕES S.A.

SECOND AMENDMENT
TO THE COOPERATION AND SUPPORT AGREEMENT

This second amendment to the Cooperation and Support Agreement (the “Second Amendment”) is made this 22nd day of April 2009 by and between:

Telecom Italia S.p.A., an Italian corporation, with its head office located in the City of Milan, at Piazza Affari 2, 20123, registered with the Italian Register of Companies under number 00488410010 (hereinafter referred to as “TI”),

and

Tim Celular S.A., a corporation organized under the laws of the Federative Republic of Brazil, with its head office located in the City of São Paulo, State of São Paulo, at Avenida Giovanni Gronchi, n° 7143, Brazil, registered with the National Register of Legal Entities (C.N.P.J.) under number 04.206.050/0001-80, (hereinafter referred to as “Tim Celular”); and Tim Nordeste S.A., a corporation organized under the laws of the Federative Republic of Brazil, with its head office located the City of Jaboatão dos Guararapes, State of Pernambuco, at Av. Ayrton Senna da Silva, n° 1.633, Brazil, registered with the National Register of Legal Entities (C.N.P.J.) under number 01.009.686/0001-44, (hereinafter referred to as “Tim Nordeste”, and together with Tim Celular sometimes individually referred to as “Company” and jointly referred to as the “Companies”), and, as intervening party,

Tim Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil with its head office located in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida das Americas, n° 3434, 7th floor, Brazil, registered with the National Register of Legal Entities – C.N.P.J. under number .558.115/0001-21, (“Tim Part”);

TI, TIM Celular and TIM Nordeste shall each individually be referred to as a “Party” and collectively be referred to as the “Parties”.

WHEREAS the Parties, as of the 30th of May 2007 executed the Cooperation and Support Agreement (the “Agreement”) for the provision of different kind of services and/or the granting of software licenses by TI to TIM Celular and TIM Nordeste, in the areas of Network, Information Technology and Marketing and Sales;

WHEREAS on 8th April 2008 the Parties entered into First Amendment to the Cooperation and Support Agreement (“First Amendment”) whereby they agreed upon to extend the Initial Term of the Agreement from 3rd January 2008 to 2nd January 2009 and determined a Road Map for year 2008 along with a Project Price Cap for 2008;

WHEREAS according to the First Amendment, the Term of the Agreement expired on the 2nd of January 2009 and the Companies are now willing to avail of TI’s support and expertise also for year 2009 continuing in being provided by TI with services support and license in some core areas of the telecommunication business also beyond the above mentioned expiration date, by further extending the term of the Agreement for an additional twelve months period;

WHEREAS the further extension of the Term of the Agreement contemplated herein has been duly authorised by each Party’s corporate bodies and competent officers, in compliance with the best corporate governance rules and practice to them applicable

NOW, THEREFORE, the Parties hereto, in consideration of the foregoing premises which form an integral and substantial part of this instrument, agreed to execute this Second Amendment to the Cooperation and Support Agreement under the following terms and conditions.

1.           Definitions and Interpretation.

1.1	The definitions contained in the Agreement and its Annexes shall apply to this Second Amendment (except where any term is specifically defined herein or the context otherwise requires).

1.2
This Second Amendment modifies the Agreement according to the terms and conditions set forth below. Except as expressly provided in this Second Amendment, no other term or condition set forth in the Agreement and its Annexes is modified by this Second Amendment, and nothing contained herein unless expressly provided to the contrary shall be deemed to be or constitute an amendment, modification, extension, supplement or novation of the Agreement and its Annexes.

1.3.
Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as amended pursuant to this Second Amendment.

2.           Amendment to the Agreement.

2.1
Extension of the Initial Term of the Agreement. The Parties hereby agree to extend the Term of the Agreement, which expired upon the 2nd of January 2009, by establishing that the Agreement shall continue in full force and effect from the 3rd of January 2009 until the 2nd of January 2010 (“the Extended Term”).

2.2
Project Price Cap for 2009. The Parties agree to amend sub-section 5.1 of the Agreement setting forth that, during the Extended Term as provided herein the Projects to be agreed upon between the Parties in connection with the Agreement shall not exceed the total amount of €9.500.000,00 (nine million five hundred thousand Euros) (“Projects’ Price Cap for 2009”).

2.3
Road Map 2009. Prior to the execution of this Second Amendment, the Companies and TIM Part have been provided by TI with a new Road Map which relates to year 2009, aiming at allowing the identification and evaluation of the possible Projects that the Companies may elect to pursue during the Extended Term provided herein. Such new Road Map for year 2009, has been further implemented in consultation between TI and the

Companies and by the execution of this Second Amendment it is finally agreed between the Parties in the version which is enclosed hereto as Annex I (“Road Map 2009”). The Road Map 2009 will be used for the purposes set out in Section 3.1.1 of the Agreement.

2.4
For the Extended Term agreed herein, each reference in the Agreement to the terms “Project Price Cap”, “Road Map”, “Term” and “Annex VII”, shall be intended as a reference made to “Project Price Cap 2009”, “Road Map 2009”, “Extended Term” and “Annex I” respectively, as defined in this Second Amendment

2.5	The Parties acknowledge and agree that, for all that is not expressly provided in this Second Amendment to the contrary, the provisions contained in the Agreement shall apply.

3.	Governing Law.

This Second Amendment shall be governed by the laws of Italy. The provisions of Section 10 of the Agreement shall apply to this Amendment and are incorporated herein by reference, mutatis mutandis.

/s/ Franco Bernabè
Telecom Italia S.p.A. By: Franco Bernabè Title: Chief Executive Officer

/s/ Beniamino Bimonte	/s/ Claudio Zezza
TIM Celular S.A. By: Beniamino Bimonte Title: Diretor	Claudio Zezza Diretor de Administraçăo Finanças e Controle

/s/ Beniamino Bimonte	/s/ Claudio Zezza
TIM Nordeste S.A. By: Beniamino Bimonte Title: Diretor	Claudio Zezza Diretor de Administraçăo Finanças e Controle

/s/ Beniamino Bimonte	/s/ Claudio Zezza
Tim Participações S.A. . By: Beniamino Bimonte Title: Diretor	Claudio Zezza Diretor de Administraçăo Finanças e Controle

I undersigned Dr. Maria Bellezza, a Notary Public in Milan, Italy, do hereby certify that this document was signed by Mr. Franco Bernabè, born in Vipiteno (BZ), on September 18th 1948, resident in Milan, Piazza degli Affari n. 2, to act in his capacity of Managing Director on behalf of the Company TELECOM ITALIA s.p.a. with head office in Milan, Piazza degli Affari n.2, registered at the Register of Enterprises of Milan under n. 00488410010.

Milan, Italy, April, 22, 2009

SECOND AMENDMENT
TO THE COOPERATION AND SUPPORT AGREEMENT

ANNEX I

ROADMAP 2009

Cooperation and Support Agreement Telecom Italia – Brazilian Companies:

Roadmap of Marketing, Sales, International

Applications, and Global Network Projects in 2009

February 2009
final version

Breakdown of Cooperation and Support Agreement 2009

AREA	PRICE (euro)
MARKETING	350.035
SALES	350.070
INFORMATION TECHNOLOGY	5.012.000
NETWORK	4.800.115
TOTAL PRICE OF PROJECTS	10.512.220
AVERAGE DISCOUNT %	10%
PRICE CAP IN COOPERATION & SUPPORT AGREEMENT 2009	9.500.000

Marketing – Projects 2009 Brazil (1/2)

Project		Benefit	Timing	Price (euro)
New Consumer Postpaid Portfolio and Prepaid Approach	Support TIM Brasil in the development of a new postpaid offer portfolio aimed at regaining competitive advantage and leadership. Support TIM Brasil in redefining the portfolio approach, the portfolio and plan/promo mix with the aim of maximizing margins reducing dependence on promotion for the post paid.	> Increase postpaid MKT share > New positioning on segments: - High Value - Young > Increase revenues > Increase Prepaid MARPU	January-December 2009	100.065
Reassessment of CRM Model and New Loyalty Strategy	Support TIM Brasil in renewing the CRM Model and defining a new Loyalty strategy with the aim of reducing the current churn rate: (i) New cross/upselling policies and strategies (ii) Assement and enhancement of customer profiling	> Churn reduction on high value segments > Increase ARPU	January-December 2009	49.945
Number Portability	Support TIM Brasil with benchmarking and case studies to help TIM in developing attractive win-back and retention approach for NP strategy.	> Accelerate TIM Brasil’s learning on effectiveness of new initiatives. > Churn reduction on high value segments	January-December 2009	50.050
Telecom Italia – Confidential

Marketing – Projects 2009 Brazil (2/2)

Project		Benefit	Timing	Price (euro)
VAS Development	Support TIM Brasil in the analysis and repositioning of SMS pricing and promo versus voice services and other email and messaging services (MMS, IM) with the aim of increasing SMS attractiveness Support TIM Brasil in the ongoing enhancement of Data offer portfolio Share TI’s best practices and know-how on Mobile Portal evolution and Third Parties management	> Increase SMS usage and penetration > Optimize cannibalization between msg services > Speed up mobile BB usage and penetration > Develop Content market > Increase revenues	January-December 2009	50.330
VAS Positioning & Innovation	Share TI’s know-how and facilitate innovation in TIM Brasil with a particular focus on: (i) Shared Partners Agreements (ii) Handset & SIM best practice (iii) Service trials (iv) Platform and Process Requirements	> Increase TIM Brasil positioning as Innovator > Help TIM Brasil to develop business partnership	January-December 2009	49.665
New Business Portfolio	Support TIM Brasil in identifying a new competitive offer portfolio with a market segmentation approach and help reduce negative and low margin customer base	> Increase Market Share > Increase Revenues	January-December 2009	49.980
Telecom Italia – Confidential
TOTAL MARKETING	350.035

Sales – Projects 2009 Brazil (1/2)

Project		Benefit	Timing	Price (euro)
Business Channel	Support TIM Brasil in the management of the business sales channel, in terms of definition of commercial policies and channel development: (i) SME segmentation and commissioning methods (ii) Soho segment sales channel strategy (iii) Portfolio Management (iv) Reduce agent channel turn over (v) Top client (macro-conta) (VI) Multichannel approach	> Boost TBP performance through a performance based commissioning model and a segmentation model. > Implement specific sales strategy for the SOHO segment in order to increase the market share in the addressed segment > Support the implementation of the portfolio management through the indirect sales channel in order to increase the satisfaction of valuable customer and reduce the churn rate. > Reduce current agent turnover in order to approach the SME valuable customers with more motivated and efficient sales force.	January-December 2009	70.630
Consumer Commissioning and Segmentation	Support TIM Brasil in the implementation and update of the segmentation and commissioning systems within the consumer sales channels.	> Increase channel productivity > Boost dealer performances in terms of overall sales, top of the range handsets and VAS sales and specifically enhance results on high end customer acquisition	January-December 2009	71.540
Sales Development	Support TIM Brasil in the management of the 2009 events and in the development of the sales channel for the new organization and the commercialization of new products and services: (i) Full deployment of 3G development & Number Portability (ii) New convergent and Broadband products (iii) Management of multi-channel impact: balancing the different activities (selling, upselling, caring and post-sales among different channels	> Accelerate TIM Brasil’s learning curve on new market challenges hence improving time-to-market and effectiveness of new initiatives	January-December 2009	54.705
Telecom Italia – Confidential

Sales – Projects 2009 Brazil (2/2)

Project		Benefit	Timing	Price (euro)
Trade Marketing	Support TIM Brasil in the ongoing enhancement of the Points of Sales through Trade Marketing activities: Launch and development of the sales force community (mundo tim): training and promotion (i) Evolution of the channel image (below the line) (ii) Increase of the effectiveness of in-store animation	> Increase shop performance > Improve channel image	January-December 2009	69.790
Handsets Management	Share Tl’s best practices and know-how on the ongoing development of the handset boost: (i) Consumer and Business portfolio segmentation (ii) Vendor management	> Increase handsets revenues > Increase attractiveness of TIM Brazil’s offer using handsets as a push for innovation. > Improve offer with effective portfolio segmentation	January-December 2009	83.405

TOTAL MARKETING	350.070

Information Technology – Projects 2009 Brazil (1/3)

	Project	Benefit	Timing	Price (euro)
> Interconnection Billing
> “SCTR”, is the TI software dedicated to interconnection billing. It performs sizing, pricing, discounting and accounting of the traffic exchanged between interconnected telecommunication companies, both for fixed and mobile networks. It has been in house developed and conceived to offer flexible solutions by using a technological platform aligned to the current market standards, in order to meet the growing interconnection needs.

> New and/or improved functions shall be developed and implemented by TI (evolution);

> TI will provide a Remote Support Group which will provide second level assistance to TIM Brasil and will be activated in case of s/w bugs, system crash, critical system performance problems, need of urgent changes in processing flow.
		Corporate centralized solution to manage the Interconnection Billing business. Support the traffic size growth and the assurance of Interconnection revenue. Align SCTR Platform to improve the performances and to manage the basic configuration in a user-friendly environment.	Jan. - Dec. 2009	570.000
> TDWH
> TDWH is the first level datawarehouse aimed to the management of any kind of rated traffic produced by the billing systems (OPSC, BSCS and SCTR). The system classifies all the TIM Brasil customers calls and organizes them in Analitical data model. The system is the main feeding source of several upper layer Business Intelligence Systems belonging to Tim Brasil (Customer Profiling, DW Unico, EIS, etc).

> TI shall provide new releases in the course of 2009, incorporating a number of new functionalities (evolution);

> In addition, maintenance and application management as well as remote support to operations shall also be provided.

> Creation of a dedicated support team (Help Desk) to assist and support operations and monitoring of the system also in overtime
		Allows the Marketing, VAS, Revenue Assurance and Long Distance Groups within the Company to obtain traffic information for all GSM clients in Brazil.	Jan. - Dec. 2009	880.000
> Customer Profiling
> CP Latam is the TI software tool that dramatically improves the ability to understand customer trends, thereby improving marketing strategies. CP Latam gathers information on every contact a customer may have with its telecommunication operator, including phone calls, contact, letters, etc., creating a common view. By processing personal and traffic data, CP Latam elaborates behavioral and economic indicators to conduct decisional analysis.

> TI shall provide new releases for CP LATAM in the course of 2009, incorporating a number of new functionalities (evolution); In addition, maintenance and application management as well as remote support to operations shall also be provided.
		Allows the Marketing area to create Segmented Direct Marketing Actions; Allows the Marketing area to create Segmented Offers / Products.	Jan. - Dec. 2009	604.000
> SISO	> SISO is the system dedicated to the management of info related to the sales of handsets, SIM cards and related services. > TI shall provide a new release for SISO in the course of 2009, incorporating a number of new functionalities (evolution); in addition, maintenance and application management as well as remote support to operations shall also be provided.	Allows the Sales area to make the necessary analysis involving all the Sell-in and Sell-out processes.	Jan. - Dec. 2009	186.000

Information Technology – Projects 2009 Brazil (2/3)

	Project	Benefit	Timing	Price (euro)
Revenue Assurance Package
> The RAP System is a Revenue Assurance enabling platform. It is designed with a “best of breed” approach in order to be efficient and robust and allow a “fast track” implementation of the monitoring requirements.

> It supports both the “classical RA Approach” (balancing and reject monitoring) and a more “transaction oriented” Revenue Assurance approach.

> TI shall provide 4 new releases of RAP in the course of 2009, incorporating a number of new functionalities (evolution) and will provide the enhancements of the platform to take into account the new version of the operating system, DB and reporting tool.

> TI will provide a Remote Support Group which will provide second level assistance to TIM Brasil and will be activated in case of s/w bugs, system crash, critical system performance problems, need of urgent chances in processing flow.
		To answer Revenue Assurance and Billing areas demands through controls improvements in CDR process from mediation platform thru mediation, pre paid, post paid, interconnection and co-billing systems. Better information accuracy and performance improvement in the KPI analysis, due to the development of detailed and user-friendly reports, with comprehensive statistics data from different periods.	Jan. - Dec. 2009	900.000
Traffic Data Collection CDR Archiving	> Cdr Archiving collects from the mediation systems and the clearing house ( TAP Traffic) the traffic data to store it, fulfilling the magistracy brazilian rules. > TI shall provide maintenance and application management as well as remote support to operations.	to maintain the system fully operational	Jan. - Dec. 2009	192.000
Security - PCS Project
> Security is one of the most important issues to be faced by any IT department in a telecommunications Company.

> Tim Brasil and Telecom Italia, in order to comply the Sarbanes Oxley Act, shall deploy an Identity and Access Management system that can efficiently support a Company cross functional process. In the year 2008, a number of functionalities shall be implemented and deployed in the PCS System. TIM Brasil is responsible for overall design and for the implementation of the necessary infrastructure whereas TI shall leverage software reusability in order to speed-up deployment.

> Specifically, in its role as support group, TI shall package and support installation of the s/w kit, produce integration test plans, support integration tests and User Acceptance Tests, provide training and all necessary documentation.
		Provide Automatisation and Control: Manage user identities and entitlements, authentication, authorization and accounting of the user accessing the majority of Tim Brasil applications Trace the management activities of the user credentials (user id and password) and entitlements (SAP); Trace the user accesses to the applications ‘PCS connected’.	Jan. - Dec. 2009	900.000

Information Technology - Projects 2009 Brazil (3/3)

	Project	Benefit	Timing	Price (euro)
> Mobile Advertising Platform Evolution:	> The application which supports Mobile Campaign Service, Opt-in (customer permission to receive advertising) and TimSpot service shall be improved and enhanced based on TIM Brasil requirements (evolutive maintenance)	Possibility to launch new VAS products with reduced time to market	Jan.-Dec. 2009	200.000
> IT Network Technical support	The Technical Consulting is focused on: > ITnet Backbone evolution toward the MPLS technology > Upgrade of the Data Centre of Santo André > Internet POP in Santo André > Technology transfer about MPLS IT Networks > Interdata Center Links Upgrade > Network and traffic analysis	Technological update of network infrastructure; Guarantee the quality and efficiency of network architecture.	Jan.-Dec. 2009	160.000
> IT Alarm audit and System mgt for PCS	Delivery of an alarm audit system for PCS > realtime monitoring of abnormal accesses > alarms with several levels of severity (Fatal, Critical, Minor, Warning, Harmless) > monitoring of administrators activity > alarms correlation and display	Ad hoc monitoring of different applications	Jan.-Dec. 2009	420.000

TOTAL INFORMATION TECHNOLOGY	5.012.000

Network – Projects 2009 Brazil (1/2)

Project	Benefits	Timing	Price (euro)
Consulting
CN CS 2G/3G evolution and optimization	To optimise Capex and Opex by applying a common TI group technology strategy evolution.	January - December 2009	42.347
CN PS 2G/3G evolution	New service implementation and to optimise Capex and Opex by applying a common TI group technology strategy evolution.	January - December 2009	56.826
IN Services evolution	Support Tim Brasil to develop a network solution to allow IN Trigger multiplatform	January - December 2009	41.958
2G/3G RAN (Radio Access Network) development and optimization support	2G and 3G RAN parameter fine tuning local and remote support; RAN resources dimensioning and optimization; RAN designing and optimization process review support; RAN quality assessment and quality improvement processes review; Training courses on specific TIM Brasil needs and on TI proposals; Technical support for testing and trials.	January - December 2009	358.785
Guitar Data Base Customization	to make TIM BRASIL radio data base compatible to GUITAR	January - December 2009	25.372
WiMax technical scouting	know how transfer on WiMax technology; scenario analysis support for WiMax introduction; network solution selection and testing support	January - September 2009	37.678
NETEP	Sharing TI own technological scouting process and dimensioning tools for network evolution analysis.	January - December 2009	327.635
ESB/SOA	Definition of Flexible Service architecture and best practices.	January - June 2009	46.748
Revenue e TTA	Revenue assurance.	January - June 2009	46.748
Process Assessment & Review	Vas Quality Assurance - Change Management – Fault Management	January - December 2009	137.564
ESM	OSS architecture optimization	January - June 2009	27.852
Smart Platform based services	supporto Bella definizione e implementazione dei processi di OM relativi alla Smart Platform	January - December 2009	34.580
PVV One backbone	Architecture review, OPEX Reduction	January - December 2009	230.230
Supporto alla progettazione low-level design IpBB	Architecture optimization, OPEX Reduction	January - December 2009	89.688
Supporto evoluzione architetturale Soft Switch Italtel	Architecture review, Service quality	January - December 2009	30.272
PVV Metro Network	Transport network quality	January - December 2009	43.873
Service Application Class 5 Based	New service implementation and to optimise Capex and Opex by applying a common TI group technology strategy evolution.	January - December 2009	29.033
Integrated Device Management	IDM architecture evolution and best practices	January - June 2009	27.852
Support to Metro Network new services integration	New service implementation and to optimise Capex and Opex by applying a common TI group technology strategy evolution.	January - December 2009	25.935

Project	Benefits	Timing	Price (euro)
plug & play
SG-VAS	Services and quality architecture improvement	February – December 2009	137.088
Sistemi Sicurezza Rete	Network security improvement	February – December 2009	178.368
TAS	Services and quality architectural improvement	February – December 2009	186.816
[ILLEGIBLE]	[ILLEGIBLE]	February – December 2009	19.188

Network – Projects 2009 Brazil (2/2)

Project	Benefits	Timing	Price (euro)
Outsourcing & Other Services
Guitar 2G/3G - Licence Renewal	Exploiting TI own radio planning tool.	January - December 2009	120.000
Erato-Licence Renewal	to optimize radio channels dimensioning process and increase efficiency.	January - December 2009	25.000
I-box2009 license fee	Reducing Time to Market for VAS launch.	January - December 2009	105.000
TGDS - 2009 license fee (Easy Config - 6 mesi, EIR/IMEI manager, Traffic steering, La sai Chiama ora)	Allowing operator to improve time to market in launching of new VAS through a multiservice platform (in tim brasil network)	January - December 2009	154.370
DBR 2009 evolution maintenance	To continue to use the actual sistem according to network evolution (new Network Element SW/HW release)	February - December 2009	222.696
IRMA 2009 evolution maintenance	To continue to use the actual sistem according to network evolution (new Network Element SW/HW release)	February - December 2009	183.776
i-NMS 2009 evolution maintenance (mandatory evolution)	To continue to use the actual sistem according to network evolution	February - December 2009	309.576
Operation and Maintenance Support for IBOX – Outsourcing	Skilled Support for O&M Activity	January - December 2009	630.000
Operation and Maintenance Support for TGDS - Easy Config, Traffic Steering, EIR, Lo Sai/Chiama Ora	Skilled Support for O&M Activity	January - December 2009	223.625
Development of network planning tools	Support to the network dimensioning: Improvement of budget process and definition. Updating of related tools according to network evolution (e.g. 3G, WiMax, )	January - December 2009	118.550
Technical Support to the development of network planning tools	Technical support (models & algorithms definition, ...) – know how transfer - Training on the job	January - December 2009	39.878
SQM	Customization services for VAS (SMS e MMS)	February - December 2009	109.000
SMOP	Customization services	February - December 2009	113.816
ANTS	Customization services	February - December 2009	113.816
SANS	Customization services and Evolution Maintenance	February - December 2009	148.576

TOTAL INFORMATION TECHNOLOGY	4.800.115